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                         MARINE MANAGEMENT SYSTEMS, INC.

                         SENIOR NOTE PURCHASE AGREEMENT


     THIS SENIOR NOTE PURCHASE AGREEMENT ("Agreement") is made and entered into this 10th day of July, 1998 by and between MARINE MANAGEMENT SYSTEMS, INC., a Delaware corporation (the "Company"), and the purchasers listed on Exhibit A annexed hereto (the "Purchasers" and individually, a "Purchaser").

                                R E C I T A L S:

     A. The Company desires to obtain financing by issuance of Senior Five-Year Convertible Notes (the "Notes") which are the subject of this Agreement; and

     B. The Purchasers desire to acquire the Notes on the terms and conditions set forth herein.

                               A G R E E M E N T:

                    NOW, THEREFORE, IT IS AGREED as follows:

     1. PURCHASE OF SENIOR NOTES.

          1.1 Subject to the terms and conditions hereof, the Purchasers hereby agree to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to the Purchaser $2,000,000 aggregate principal amount of the Notes due June 30, 2003, to be issued substantially in the form attached hereto as Exhibit B for delivery at the respective offices of the Purchasers, against payment to the Company of the respective amounts set forth opposite the Purchasers' names in Exhibit A by wire transfer in same day or next day funds. The term "Notes" as used herein shall include the Notes originally issued pursuant to the provisions of this Agreement and any promissory notes delivered in substitution or exchange therefor. The Notes will bear interest, be payable and mature at the time and under the terms and conditions specified therein. The Notes will be convertible into shares of the Company's Common Stock at the rate of $1.00 face value of the Note for each share of the Company's Common Stock, subject to adjustment, all as provided in the Notes.

The Company has authorized and reserved for issuance up to 2,000,000 shares of Common Stock (which number may be adjusted as provided in the Notes) upon conversion of the Notes in accordance with their terms (as used herein, the "Notes" and the shares of the Common Stock issuable upon conversion thereof are referred to collectively as the "Securities").
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          1.2 The purchase price for the Notes to be purchased by the Purchasers hereunder shall be an aggregate of $2,000,000 (the "Purchase Price"). The Purchasers shall pay the Purchase Price by wire transfer of immediately available funds to the Company. Simultaneously against receipt by the Company of the Purchase Price, the Company shall deliver one or more duly authorized, issued and executed Notes (I/N/O each Purchaser or , if the Company otherwise has been notified, I/N/O such Purchaser's nominee). Notwithstanding the foregoing, in the event that any Purchaser is a holder of the Senior Convertible Notes issued on April 8, 1998 (the "Bridge
     Notes") pursuant to the Bridge Note Purchase Agreement dated April 8, 1998 (the "Bridge Note Agreement"), such Purchaser shall present such Bridge Notes for cancellation, in which case the entire amount of principal and accrued interest outstanding under such Bridge Notes shall be deemed paid to the Company and shall be credited against the portion of the Purchase Price which was otherwise to have been paid by such Purchaser.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants that:

          2.1 It is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would be reasonably likely to have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or on the consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect"). The Company has full power and authority, corporate and otherwise, to enter into and perform this Agreement, to borrow hereunder, and to make, execute and deliver the various instruments and documents provided for herein.

          2.2 The execution, delivery and performance by the Company of this Agreement and the Notes, and the making, execution and delivery by the Company of the instruments contemplated hereby, have been duly authorized by all necessary corporate action and will not violate any provision of law, court order or decree, or of its Certificate of Incorporation or Bylaws, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any agreement or instrument to which it is a party, or by which it or its property may be bound or affected, except as contemplated hereby or thereby. Each of this Agreement and each
     Note is a valid and binding obligation of the Company, enforceable in accordance with its respective terms.


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          2.3 The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized and at all times prior to such conversion will have been duly reserved for issuance upon such conversion and, when issued, will be validly issued, fully paid and nonassessable.

          2.4 The authorized capital of the Company is (a) 25,000,000 shares of Common Stock, $.002 par value per share, of which approximately 4,421,120 are issued and outstanding and (b) 651 shares of Series A Preferred Stock, par value, $.002 per share, 651 shares of which are issued and outstanding (the "Series A Preferred Stock"). There are no shares of Common Stock reserved for issuance on the exercise of options, warrants or conversion of convertible securities, except as set forth on Schedule 2.4 hereto. There are no preemptive, subscription, "call" or other similar rights to acquire any Common Stock that have been issued or granted to any person, except as disclosed in the Commission Filings (as defined below), otherwise previously disclosed in writing to the Purchasers or as set forth on
     Schedule 2.4 hereto. With respect to the securities set forth on Schedule 2.4, none of such securities permits any holder to receive shares of Common Stock for a consideration of less than $1.00 per share of Common Stock.

          2.5 The Company has furnished the Purchasers with copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, the Company's Report on Form 10-QSB for the quarter ended March 31, 1998 (the "10-QSB") and all other reports and documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since or as part of the Company's initial public offering (collectively the "Commission Filings").

          2.6 Except as disclosed in the Commission Filings, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, unincorporated business organization, association, trust or other business entity.

          2.7 The Company has registered the Common Stock pursuant to Section 12 of the Exchange Act and has timely filed with the Commission all reports and information required to be filed by it pursuant to all reporting obligations under Section 13(a) or 15(d), as applicable, of the Exchange Act for the 9-month period immediately preceding the date hereof. The Common Stock is listed and traded on the National Association of Securities Dealers, Inc. Automated Quotation - Small Cap market ("NASDAQ-Small Cap") and, except as set forth in Schedule 2.7 hereto, the Company has not received any notice regarding the termination or

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     discontinuance of the eligibility of the Common Stock for such listing.

          2.8 The Company shall cause Shipman & Goodwin LLP, counsel to the Company, to deliver to the Purchaser an opinion of counsel dated the date hereof, in form and substance satisfactory to the Purchasers and their counsel.

          2.9 There are (a) no material law suits or proceedings pending, or, to the Company's knowledge, threatened against the Company and (b) no material proceedings before any governmental commission, bureau or other administrative agency pending, or, to the Company's knowledge, threatened against the Company.

          2.10 Any and all licenses and approvals required by the Company for the conduct of its business have been obtained from the federal, state, or local authorities concerned, all of which are in good standing, except where the failure to receive such licenses or approvals would not, individually or in the aggregate, have a material adverse effect on the financial condition, operations, business, assets or properties of the Company.

          2.11 The minute books of the Company have been properly kept and reflect all transactions entered into by the Company which require submission to or action by the stockholders or directors of the Company.

          2.12 No governmental permit, consent, approval or authorization (other than as required by any applicable state securities law) is required in connection with (i) the execution and delivery of this Agreement by the Company or (ii) the offer, sale, issuance and delivery of the Notes contemplated hereby by the Company; provided that, all representations made to the Company by the Purchasers in this Agreement and in any other document or instrument delivered in connection herewith are assumed for purposes of this representation and warranty to be accurate and complete.

          2.13 Included in the Company's Financial Statements (as defined below) are (i) the balance sheets of the Company at December 31, 1997 and the related statements of operations, changes in financial position and shareholders' equity for the year ended on such date, with the report thereon of BDO Seidman LLP, independent accountants and (ii) the unaudited balance sheets at March 31, 1998 and the related statements of operations, statement of retained earnings and cash flows as of and for the three(3) month period ended March 31, 1998 (collectively, the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance

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     with United States General Accepted Accounting Principles ("GAAP") and in
     conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof, and fairly presents the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For purposes hereof, the balance sheet of the Company as at March 31, 1998 is hereinafter referred to as the "Balance Sheet" and March 31, 1998 is hereinafter referred to as the "Balance Sheet Date." The Company does not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise required to be reflected in, reserved against or otherwise described in the Balance Sheet or in the notes thereto in accordance with GAAP, which was not reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with the Company's past practices since the Balance Sheet Date.

          2.14 None of the Company's reports and filings with the Securities and Exchange Commission ("SEC") when filed contained a misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made or omitted, not misleading.

          2.15 The Company's Common Stock is traded on NASDAQ-SmallCap Market. Except as set forth in Schedule 2.7 hereto, there have been no other notices of any delisting or delisting procedures threatened or contemplated by NASDAQ.

          2.16 Except as set forth in Schedule 2.7, since the Balance Sheet Date, there has not occurred any change, event or development in the business, financial condition, prospects or results of operations of the Company, and there has not existed any condition having or reasonably likely to have, a Material Adverse Effect.

          2.17 Except as set forth in Schedule 2.7, there is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in the Commission Filings to the Purchasers that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement, the Notes or the Permanent Financing Documents.

          2.18 Except as set forth in Schedule 2.7, no "Event of Default" (as defined in any agreement or instrument to which the Company or any of its subsidiaries is a party) and no event which,

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     with notice, lapse of time or both, would constitute an Event of Default
     (as so defined), has occurred and is continuing, which could have a Material Adverse Effect.

          2.19 Except as set forth in the Commission Filings, neither the Company nor any of its officers, directors or "Affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company ("Related Party Indebtedness"). Except as set forth in the Commission Filings, neither the Company nor any of its officers, directors or Affiliates (i) owns any direct or indirect interest constituting more than a one percent equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant to or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its subsidiaries, or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company, other than with respect to their employment by the Company.

          2.20 Based, in part, upon the representations of the Purchasers set forth in Section 3 hereof, the offer and sale by the Company of the Securities is exempt from (i) the registration and prospectus delivery requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) the registration and/or qualification provisions of all applicable state securities and "blue sky" laws. Other than pursuant to an effective registration statement under the Securities Act, the Company has not issued, offered or sold any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Common Stock, or any securities convertible into or exchangeable or exercisable for the Common Stock or any such other securities) within the six-month period next preceding the date hereof, except as disclosed in the Commission Filings or as set forth on Schedule 2.20 attached hereto, and the Company shall not directly or indirectly take, and shall not permit any of its directors, officers or Affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any other person or entity of the shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to the Purchasers of the Notes and the shares of Common Stock issuable upon conversion thereof as contemplated by this Agreement.

          2.21 Set forth on Schedule 2.21 is a list of all Related Party Indebtedness and, except for a $15,000 promissory note owed to Mark Story, such Related Party Indebtedness is no longer outstanding and has been exchanged for shares of Series A

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     Preferred Stock based on $1,000 in principal amount and accrued interest for each $1,000 in liquidation preference of the Series A Preferred Stock. The Company has no liability to any entity in respect of such Related Party Indebtedness which has been exchanged for Series A Preferred Stock. The shares of Series A Preferred Stock have been duly authorized and have been validly issued, fully paid and non-assessable. The shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock have been duly authorized and at all times prior to such conversion will have been duly reserved for issuance upon such conversion and, when issued, will be validly issued, fully paid and nonassessable.

     3. REPRESENTATIONS OF THE PURCHASERS. This Agreement is made with each Purchaser by the Company in reliance upon each Purchaser's representations to the Company, which by each Purchaser's acceptance hereof, each Purchaser confirms, that (a) Purchaser is acquiring the Note to be delivered for its own account and not for the beneficial interest of any other person, and not with a view to the distribution thereof, and that Purchaser will not distribute, sell or otherwise dispose of the Note or any of the shares of Common Stock of the Company issuable upon conversion of the Note except as permitted under the Securities Act of 1933, as amended (the "Act"), the General Rules and Regulations thereunder, and all applicable State "Blue Sky" laws; (b) Purchaser's financial circumstances are such as to permit Purchaser to make this investment without having a present intention or need to liquidate its investment; (c) Purchaser severally confirms further that it has been advised that neither the Note nor the Common Stock issuable upon the conversion thereof have been registered under the Act, and that, accordingly, such Note and shares of Common Stock will be what is commonly known as "restricted securities," and are not freely transferrable by Purchaser except pursuant to an exemption from registration under the Act, such as Rule 144, the substance of which has been explained to Purchaser or upon registration of the Common Stock under the Act;
(d) Purchaser is an "accredited investor" as that term is defined in SEC Regulation D, (e) Purchaser has had the opportunity to discuss with Company management the Company and its products, prospects, results of operation and financial condition and to have access to any and all information regarding the Company that Purchaser deems necessary to its decision to purchase the Note, and
(f) that the following legends shall be placed on the Note (and, until the Common Stock is registered under the Act, any Shares of Common Stock issuable upon conversion thereof):

               "THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO SECTION 4(2) OF SAID ACT AND NOT WITH A VIEW TO OR IN

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               CONNECTION  WITH  THE  DISTRIBUTION  THEREOF.
               NEITHER THIS NOTE NOR THE SECURITIES ISSUED UPON CONVERSION HEREOF MAY BE OFFERED FOR SALE OR SOLD OR OTHERWISE DISPOSED OF EXCEPT UPON COMPLIANCE WITH SAID ACT."

     4. CERTAIN COVENANTS BY THE COMPANY

          4.1 Filings. The Company shall make all necessary filings in connection with the sale of the Securities to the Purchasers as required by all applicable laws, and shall provide a copy thereof to each Purchaser promptly after such filing.

          4.2 Reporting Status. So long as any Purchaser beneficially owns any of the Securities, the Company shall file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

          4.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities (excluding amounts paid by the Company for legal fees in connection with such sale) solely to pay in full all outstanding amounts under the Bridge Notes and for general corporate and working capital purposes.

          4.4 Reserved Conversion Shares. The Company at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance to satisfy the conversion, in full, of the Notes.

     5. TRANSFER BY THE PURCHASER.

     Neither the Notes to be purchased by the Purchasers, nor any interest therein, shall be sold, transferred, assigned, or otherwise disposed of, unless the Company shall previously have received an opinion of counsel knowledgeable in federal securities law, to the effect that registration under the Act is not required in connection with such disposition pursuant to the Act, provided, however, that the Common Stock issuable upon conversion of the Notes may be sold if it is registered under the Act.

     6. REGISTRATION.

          6.1 (a) Registration. As promptly as practicable, but in no event later than August 1, 1998, the Company shall prepare and file with the Commission a Registration Statement (on Form S-3 or Form S-1) sufficient to permit the public offering and sale by the Purchasers of the Common Stock into which the Notes may, from time to time, be convertible through the facilities of all appropriate securities exchanges and the over-the-counter market, and will use its best efforts through its officers,

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     directors, auditors and counsel to cause such registration statement to become effective as promptly as practicable, but not later than 180 days after the Closing Date. Any registration statement which becomes effective pursuant to the provisions of this paragraph, shall be kept effective by the Company for so long as the Purchasers own any of the Notes, or any shares of Common Stock of the Company which they receive upon conversion of the Notes. The Company shall not include any other securities in the Registration Statement relating to the offer and sale of the shares of Common Stock, except as set forth on Schedule 6.1. The Company, at its sole expense, will also take such actions as shall permit the shares of Common Stock to be sold in all states which the Purchasers request. Prior to the effectiveness of such Registration Statement, the Company shall also list or approve for listing, by NASDAQ, upon official notice of issuance, such shares of Common Stock.

          (b) Terms of Registrations. The foregoing rights and duties shall be subject to the following terms and conditions:

               (i) The Company shall bear all of the costs of any registration statement, including all "blue sky" fees and expenses.

               (ii) The Company will use its best efforts to cause such registration statement to become effective under the Act.

          6.2 In connection with any registration pursuant to Section 6.1, the Company will (i) use its best efforts to permit a lawful distribution by Purchasers in the manner specified by Purchasers; (ii) use its best efforts to qualify or otherwise "blue sky" the proposed offering by Purchasers in such states as the Purchasers shall reasonably request; provided, however, that nothing herein contained shall require the Company to qualify as a foreign corporation in a jurisdiction in which it is not presently qualified or to become licensed as a securities broker or dealer in any jurisdiction; (iii) provide Purchasers with a reasonable number of registration statements and prospectuses (including amendments and revisions) requested by Purchasers; and (iv) use its best efforts to have such prospectuses meet the requirements of Section 10(a) of the Securities Act of 1933, as amended.

          6.3 The Company's obligations under this Section 6 are conditioned upon its being furnished by Purchasers with descriptions of Purchasers' Common Stock to be covered in the requested registration statement, the proposed method of distribution, and such other relevant information as may be required.


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          6.4 In connection with any registration statement pursuant to this
     Section 6, Purchasers shall severally indemnify and hold harmless the Company and each person (if any) who controls the Company within the meaning of Section 15 of the Act from and against all losses, claims, damages and liabilities to which the Company or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by an omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, which statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by any Purchaser or on any Purchaser's behalf specifically for use in connection with such registration statement. Reciprocally, the Company hereby agrees to indemnify and hold harmless each Purchaser, any broker or other person who may be deemed an underwriter for a Purchaser and each person (if any) who controls the Purchaser or Purchaser's underwriter within the meaning of
     Section 14 of the Act, from and against all losses, claims, damages and liabilities to which such parties or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by any omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, except insofar as such statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by or on behalf of a Purchaser specifically for use in connection with such registration statement.

          (a) Subject to subsection (b) below, the foregoing indemnity shall include reimbursements for any reasonable legal or other expenses incurred by the indemnified party or any director, officer or controlling person, as defined above, in connection with investigating or defending any such loss.

          (b) Promptly after receipt by an indemnified party under this Section
     6.4 of notice of commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.4, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability to any indemnified party except to the extent that the failure to so notify such party adversely affected the indemnifying party. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the latter will be entitled to participate therein, and to the extent desired, jointly, with any other indemnifying party

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
     similarly notified, assume the defense and control the settlement thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party as to its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable cost of investigation.

          (c) The Company and each Purchaser each have the right to make a reasonable investigation of the information contained in any registration statement covered by this Section 6 to confirm its accuracy, subject, however, to the obligation of the party making such investigation to keep in confidence any information derived until such time as the information is filed with the SEC.

          6.5 To the extent transfers of the Notes or Common Stock are permitted pursuant to Section 5 hereof, Purchaser may transfer, assign or otherwise dispose of its rights under this Section 6, as a whole or in part, but no such action by a Purchaser shall increase or otherwise affect the nature or extent of the Company's obligations provided in this Section.

     7. OTHER AGREEMENTS.

          7.1 Board Representation. The Purchasers and their successors will have the right to designate a nominee, reasonably acceptable to the Board of Directors of the Corporation, for election, at its option, as a member of the Board of Directors of the Company, and the Company will use its best efforts to cause such nominee to be elected and continued in office as a director of the Company until seventy-five (75%) percent of the aggregate initial principal amount of the Notes has been paid, or 75% of the Common Stock received upon conversion of the entire principal of the Notes has been sold. Notwithstanding the foregoing, the Purchasers shall have the option to designate an observer to the Board of Directors subject to the foregoing conditions. Following the election of such nominee as a director, such person shall receive no more or less compensation than is paid to other non-officer directors of the Company for attendance at meetings of the Board of Directors of the Company and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings including, but not limited to, food, lodging and transportation, to the extent Directors are so reimbursed generally. The Company agrees to indemnify and hold such director harmless, to the maximum extent provided to other directors under the Corporation's Restated Certificate of Incorporation against any and all claims, actions, awards and judgments arising out of his

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     service as a director and, in the event the Company maintains a liability insurance policy affording coverage for the acts of its officers and directors, to include such director as an insured under such policy. The rights and benefits of such indemnification and the benefits of such insurance shall, to the extent possible, extend to each Purchaser insofar as it may be or may be alleged to be responsible for such director.

          7.2 Preemptive Rights.

          (a) The percentage of the Company's issued and outstanding Common Stock, on a fully-diluted basis (based on the number of shares of Common Stock outstanding on the date hereof and any other Equity Securities (as defined below) outstanding on the date hereof), represented by the shares of Common Stock issuable upon conversion of the Notes in their entirety (after giving effect to any adjustment to the Conversion Price as set forth in the Notes), shall be referred to herein as the "Equity Percentage." In addition to the anti-dilution provision set forth in the Notes, the Purchasers shall be entitled to preemptive rights as set forth herein in order to preserve such Equity Percentage. In the case of the issuance of additional shares of Common Stock or any security that is convertible into shares of Common Stock or any rights or options to purchase shares of Common Stock (collectively, "Equity Securities") which are issued for consideration that includes cash and are not issued to the selling shareholders in a merger or acquisition transaction, the Purchasers shall be entitled to purchase such amount of Equity Securities, upon the same terms and conditions as applicable to any other purchaser or recipient of such Equity Securities, in an amount so as to preserve the Purchasers' Equity Percentage.

          (b) For purposes of this Section 7.2, (i) the Company shall be deemed to have issued the maximum number of shares of Common Stock deliverable upon the exercise of any such rights or options or upon conversion of any such securities and (ii) the consideration therefor shall be deemed to be the sum of (x) the consideration received by the Company for such convertible securities or for such other rights or options as the case may be, without deducting therefrom any expenses or commissions incurred or paid by the Company for any underwriting or issuance of such convertible security or right or option, plus (y) the consideration or adjustment payment to be received by the Company in connection with such conversion, plus (z) the minimum price at which shares of Common Stock are to be delivered upon the exercise of such rights or options, or, if no minimum price is specified and such shares are to be delivered at the option price related to the market value of the subject shares, an option price bearing the same relation to the market value of the subject shares at the time such rights or options were granted, provided that as to such options such further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price.

          (c) The number of shares of Common Stock at any time outstanding shall include (i) all outstanding common stock of the Company, and (ii) the aggregate number of shares deliverable in respect of the convertible securities, rights and options referred to in this Section 7.2, provided that, to the extent that any such options, warrants or conversion privileges are not exercised, such shares shall be deemed to be outstanding only until the expiration dates of the rights, options or conversion privilege or the prior cancellation thereof. Notwithstanding the foregoing, there shall not be taken into account, for the purpose of any computation made pursuant to Section 7.2, whether for the determination of the number of shares of Common Stock issued or outstanding on or prior to any date, or otherwise, any options, warrants, or rights to purchase shares of Common Stock of the Company in existence on the date of issuance of the Notes.

     8. CLOSING DATE.

     The date and time of the issuance and sale of the Notes (the "Closing Date") shall be the date hereof or such other as such be mutually agreed upon in writing. Notwithstanding anything to the contrary contained herein, the closing shall be subject to the conditions set forth in Sections 9 and 10.

     9. CONDITIONS TO THE COMPANY'S OBLIGATIONS.

     Each Purchaser understands that the Company's obligation to sell the Notes on the Closing Date to such Purchaser pursuant to this Agreement is conditioned upon:

          (a) Delivery by the Purchasers to the Company of an aggregate of $2,000,000 in immediately available funds (the "Purchase Price"); provided that certain Purchaser(s) may present the Bridge Note(s) for crediting as set forth in Section 1.2 above;

          (b) The accuracy on the Closing Date of the representations and warranties of the Purchasers contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Purchasers in all material respects on or before the Closing Date of all covenants and agreements of each Purchaser required to be performed by it pursuant to this Agreement on or before the Closing Date;

          (c) There shall not be in effect any law or order, ruling, judgment or writ of any court of public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

     10. CONDITIONS TO PURCHASERS' OBLIGATIONS.

     The Company understands that the Purchasers' obligations to purchase the Notes on the Closing Date pursuant to this Agreement is conditioned upon:

          (a) Delivery by the Company to each Purchaser of one or more certificates (I/N/O each Purchaser and its nominee) evidencing the Notes to be purchased by each such Purchaser pursuant to this Agreement;

          (b) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all material respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date;

          (c) Purchasers having received the opinion of counsel for the Company referred to in Section 2.8;

          (d) The Company's Certificate of Incorporation has been validly amended to provide for (i) an increase in number of shares of Common Stock duly and validly authorized to 25,000,000 shares, and (ii) the Series A Preferred Stock. All other matters in connection with the issuance of the Notes which are required to be approved by the Company's shareholders and/or Board of Directors, including without limitation, approval of the voting rights granted to the holders of the Senior Notes have been approved by the Company's stockholders and the Company's Board of Directors.

          (e) There not having occurred any general suspension of trading in, or limitation on prices listed for, the Common Stock on the NASDAQ - Small Cap System;

          (f) Except as disclosed in the documents set forth in Schedule 2.7 or as otherwise disclosed herein, there not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

          (g) The Company shall have delivered to the Purchasers reimbursement of the Purchasers' out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Bridge Note Agreement (including the fees and disbursements of the Purchasers' legal counsel, which shall not exceed $35,000 in the aggregate), upon submission by the Purchasers to the Company of appropriate documentary evidence of such out-of-pocket costs and expenses; and

          (h) There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

     11. SURVIVAL; INDEMNIFICATION.

          11.1 The representations, warranties and covenants made by each of the Company and the Purchasers in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

          11.2 The Company hereby agrees to indemnify and hold harmless the Purchasers, its Affiliates and their respective officers, directors, partners and members (collectively, the "Purchaser Indemnitees"), from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses"), and agrees to reimburse the Purchaser Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Purchaser Indemnitees and to the extent arising out of or in connection with:

               (a) any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

               (b) any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement.

          11.3 Each Purchaser hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the reasonable fees and expenses or legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

               (a) any misrepresentation, omission of fact, or breach of any of the Purchasers' representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Purchasers pursuant to this Agreement; or

               (b) any failure by the Purchasers to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or any instrument, certificate or agreement entered into or delivered by a Purchaser pursuant to this Agreement.

          11.4 Promptly after receipt by either party hereto seeking indemnification pursuant to this Section 11 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this Section 11 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the

     Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or
     (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

     12. NOTICES.

     All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as follows:

                    If to the Company:

                            Marine Management Systems, Inc.
                            470 West Avenue
                            Stamford, CT 06902
                              Attention: President

     If to a Purchaser: at the address set forth on Exhibit A annexed hereto.

or, if any other address shall at any time be designated by the Company or by a Purchaser in writing in conformance with the provisions hereof, to such other address.

     13. PARTIES IN INTEREST.

     All the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     14. GOVERNING LAW.

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     15. SECTION AND OTHER HEADINGS.

     Section and other headings herein are for reference purposes only, and shall not be used in any way to govern, limit, modify, construe or otherwise affect this Agreement.

     16. COUNTERPARTS.

     This Agreement may be executed with each Purchaser in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed but one and the same instrument.

     17. AMENDMENT.

     This Agreement and the Notes may be amended by written agreement of the Company and holders of Notes representing seventy-five percent (75%) of the principal amount of Notes then outstanding solely with respect to the matters referred to herein and any waiver or consent pursuant to the Notes may be given by holders of Notes representing seventy-five percent (75%) of the principal amount of the Notes outstanding solely with respect to the matters referred to herein. Any such amendment, waiver or consent shall be binding upon the holders of all Notes then outstanding, but solely with respect to the following matters: exercise of registration rights; designation of nominee as a member of the Board of Directors; allowing the issuance of additional employee or directors' options, warrants or stock purchase rights without affecting the anti-dilution provisions of the Notes, and permitting any indebtedness to become senior to the Notes.


             [conditional end of page - next page is signature page]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered on the date first above written by the duly authorized representative of the Company.

                                                   "Company"

                                          MARINE MANAGEMENT SYSTEMS, INC.

                                          By: /s/ Michael P. Barney
                                              ----------------------------------
                                              Michael P. Barney, President


                                                   "Purchasers"

                                          Wechsler & Co., Inc.


                                          By: /s/ Norman Wechsler
                                              ----------------------------------
                                              Norman Wechsler, President

                                          The Laura Wanser Foundation


                                          By: /s/ Edna M. May
                                              ----------------------------------
                                              Name:  Edna M. May
                                              Title  President

                                          Key Trust Co N.A., TTEE For Reliable
                                          Credit Association Employees Pension
                                          Plan, A/C #0116260


                                          By: /s/ Vicki A. Coleman
                                              ----------------------------------
                                              Name:  Vicki A. Coleman
                                              Title Client Manager

                                          U.S. Bank National Association, as
                                          Trustee for Rellable Credit
                                          Association, Account #97305370


                                          By: /s/ Ann Roemer
                                              ----------------------------------
                                               Name:  Ann Roemer, Vice President
                                               Title:  Trustee

                                    EXHIBIT A
                               LIST OF PURCHASERS

Purchaser                                                       Principal Amount
                                                                 of Senior Notes
Wechsler & Co., Inc.                                               $ 1,250,000
105 South Bedford Road
Suite 310
Mount Kisco, NY 10543


The Laura Wanser Foundation                                        $    50,000
c/o May Management, Inc.
45650 Kruse Way #345
Lake Oswego, OR 97035


Key Trust Co N.A.,
TTEE For Reliable Credit
Association Employees Pension
Plan, A/C #0116260                                                  $  300,000
c/o May Management, Inc.
45650 Kruse Way #345
Lake Oswego, OR 97035



U.S. Bank National Association
As Trustee for Reliable Credit
Association, Account #97305370                                      $  400,000
                                                                    ----------
c/o May Management, Inc.
45650 Kruse Way #345
Lake Oswego, OR 97035


                                            TOTAL                   $2,000,000
                                                                    ==========

                                    EXHIBIT B

                             SENIOR CONVERTIBLE NOTE

                      [Filed as Exhibit 2 to Schedule 13D]

                                  SCHEDULE 2.4
                                       TO
                   SENIOR CONVERTIBLE NOTE PURCHASE AGREEMENT


                  Shares of Common Stock Reserved for Issuance


     The Company has reserved for issuance under the Senior Note Purchase Agreement, 2,000,000 shares of its Common Stock and such additional shares as may be necessary for conversion of the Notes.

     The Company currently has authorized for issuance, 25,000,000 shares of Common Stock, 4,421,120 of which are currently issued, and outstanding, and 2,721,219 of which are reserved for issuance as follows:

     (a)  1,656,000   shares  issuable  upon  exercise  of  warrants  issued  in connection with the Company's initial public offering;

     (b) 268,000 shares issuable upon exercise of warrants issued to Whale Securities Co., L.P. (the "Underwriter's Warrants) and upon exercise of warrants underlying the Underwriter's Warrants;

     (c) 125,000 shares issuable upon exercise of warrants issued to Sperry Marine, Inc.;

     (d) 222,219 shares issuable upon exercise of warrants issued to certain executive officers of the Company and their affiliates; and

     (e) 450,000 shares reserved for issuance pursuant to the terms of the Company's Stock Option Plan, of which options to purchase up to 200,385 shares of the Company's Common Stock have been issued.

                                  SCHEDULE 2.7


Letter from The NASDAQ Stock Market, Inc., dated July 1, 1998, signed by Kit Milholland, Assistant Director.

Letter from The NASDAQ Stock Market, Inc., dated July 1, 1998, signed by Leslie Bosch, Analyst.

Letter from The NASDAQ Stock Market, Inc., dated May 15, 1998.

                                  SCHEDULE 2.21
                           RELATED PARTY INDEBTEDNESS

Eugene Story                                $300,000*
Robert Ohmes                                $300,000*
Don Logan                                   $ 22,000*
Eugene Story                                $ 29,000*
Mark Story                                  $ 15,000
                                            --------
                                            $666,000

*  Exchanged for Series A Preferred Stock.